Filed Pursuant to Rule 424(b)(5)
Registration No. 333-288208

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 1, 2025)

4,285,716 Shares of Class A Common Stock

We are offering 4,285,716 shares (the “Shares”) of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), directly to institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The offering price per Share is $3.50.

The Class A common stock is currently traded on the Nasdaq Capital Market under the symbol “BTM.” On October 6, 2025, the last reported sale price of the Class A common stock on the Nasdaq Capital Market was $4.39 per share.

We have engaged H.C. Wainwright & Co., LLC (the “placement agent”), as our exclusive placement agent in connection with this offering. The placement agent has no obligation to buy any of the Class A common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of Class A common stock. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” beginning on page S-14 of this prospectus supplement for more information regarding these arrangements.

	Per Share	Total
Public offering price	$3.50	$15,000,006.00
Placement agent fees (1)	$0.21	$900,000.36
Proceeds, before expenses, to us	$3.29	$14,100,005.64

(1)	We have agreed to reimburse the placement agent for certain expenses. See “Plan of Distribution” for a description of compensation payable to the placement agent.

Delivery of the shares of Class A common stock is expected to be made on or about October 8, 2025.

An investment in shares of our Class  A common stock involves a high degree of risk. Please read “Risk Factors” on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is October 6, 2025

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not, and the placement agent has not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, we may offer securities having an aggregate offering price of up to $100,000,000 under the accompanying base prospectus.

We provide information to you about this offering of shares of the Class A common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering of shares of Class A common stock; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

This prospectus supplement and the accompanying base prospectus include important information about us and the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the section of this prospectus supplement and the accompanying base prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

The distribution of this prospectus supplement and the accompanying base prospectus and the offering of our securities in certain jurisdictions may be restricted by law. If you possess this prospectus supplement or the accompanying base prospectus, you should find out about and observe these restrictions. We are not, and the placement agent is not, offering to sell any securities or soliciting an offer to buy any securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom we are not permitted to make such offer or sale.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.

Unless the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our,” “Bitcoin Depot,” the “Company” and similar designations refer to Bitcoin Depot Inc.

Intellectual Property

“Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear with the ® or ™ symbols.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. Bitcoin Depot defines Adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization, non-recurring expenses, share-based compensation, expenses related to PIPE financing and miscellaneous cost adjustments. Such items are excluded from Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Bitcoin Depot believes Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Bitcoin Depot’s results of operations, as well as provides a useful measure for period-to-period comparisons of Bitcoin Depot’s business performance. Adjusted EBITDA is a key measurement used internally by management to make operating decisions, including those related to operating expenses, evaluating performance and performing strategic and financial planning. However, you should be aware that Adjusted EBITDA may exclude items that are significant in understanding and assessing Bitcoin Depot’s financial results, and further, that Bitcoin Depot may incur future expenses similar to those excluded when calculating this measure. Bitcoin Depot primarily relies on results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and relies on Adjusted EBITDA and other non-GAAP measures on a supplemental basis. No such measure should be considered in isolation from, or as an alternative to, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP and may not be indicative of Bitcoin Depot’s historical or future operating results. Bitcoin Depot’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate such measures in the same fashion. As such, undue reliance should not be placed on such measures.

We have not reconciled forward-looking non-GAAP measures, including Adjusted EBITDA guidance, to the corresponding GAAP measures. Due to some of the information excluded from our Adjusted EBITDA calculation being non-ascertainable or non-accessible until the financial close is complete, Bitcoin Depot is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the non-GAAP financial measures is included.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “project,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to:

•	our ability to operate in existing markets or expand into new jurisdictions;

•	our ability to manage our growth effectively;

•	litigation related to our operations and/or strategic transactions;

•

our ability to continue to operate in states where we have obtained the requisite licenses to the extent that the laws and regulations of such states clearly indicate that a license is required or where state regulators have advised us that we need a license to operate;

•	our ability to manage regulatory uncertainty in the cryptocurrency industry and maintain positive relationships with federal and state regulators;

•	increasing legislation and regulation by state governments related to the operation of Bitcoin ATMs;

•	negative publicity and events surrounding the Company and the digital assets ATM industry, as well as the digital financial system generally;

•	our dependence on key business relationships with certain key suppliers of Bitcoin;

•

our dependence on, and ability to maintain, key business relationships with store locations for our kiosks and franchise locations, and related supplies, programs, and technologies for our business on acceptable terms;

•	the negative impact on our future results of operations of the unknown potential growth rate and demand for Bitcoin kiosks and by the slow adoption of cryptocurrency;

•	our heavy dependency on our ability to win, maintain and renew contracts with store location partners;

•

unfavorable macroeconomic conditions or decreased discretionary spending due to factors such as increased interest rates, increased inflation, tariffs and international trade policies, high fuel rates, recessions, epidemics or other public health issues, terrorist activity or threat thereof, civil unrest or other economic or political uncertainties, that could adversely affect our business, results of operations, cash flows and financial conditions;

•	our ability to obtain debt financing or refinance existing indebtedness on satisfactory terms;

•	liquidity and trading of our public securities; and

•

the other risks identified or incorporated by reference in this prospectus supplement, including those under the heading “Risk Factors,” and the sections titled “Risk Factors” in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and other documents that we file with the SEC.

Other unknown or unpredictable factors also could have material adverse effects on our future results or financial condition. Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus supplement, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus supplement and the documents incorporated herein by reference and other documents to which we refer. You should read the “Risk Factors” section contained in this prospectus supplement and the accompanying prospectus, as well as the information appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, as may be updated by our subsequently filed Exchange Act reports, for more information about important risks that you should consider carefully before buying shares of our Class A common stock.

References in this prospectus to the “Company,” “we,” “us,” “our” and similar words refer to Bitcoin Depot Inc.

Our Business

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and BDCheckout products, as supported by our feature-rich mobile app, enables not only these users, but also the broader public, to access the digital financial system. Our mobile app includes a buy online feature that connects consumers to a third-party service, Simplex powered by Nuvei, that allows consumers to buy Bitcoin without going to a kiosk or using BDCheckout.

Our BTMs offer one-way exchange of cash-to-Bitcoin. We also operate a leading BTM device and transaction processing system, BitAccess, which provides software and operational capabilities to third-party BTM operators, which generates software revenue for the Company.

As of June 30, 2025, our offerings included approximately 8,978 BTMs in retail locations throughout the U.S., Canada and Australia, our BDCheckout product, which is accepted at approximately 7,022 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of June 30, 2025 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 5,000 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of June 30, 2025 we have installed our BTMs in approximately 800 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues, $336.3 and $301.6 million for the six months ended June 30, 2025 and 2024, respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue during the trailing twelve months ended June 30, 2025 declined by 3.2% compared to the same period ended June 30, 2024, while the market price of Bitcoin increased by 70.5% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $1.0 million) of Bitcoin at any given time specifically for revenue-generating operations, which we believe differentiates us from our competition. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW or Abra. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings yet maintain relatively small balances of Bitcoin to effectively manage our principal risk related to our operations.

There are two main components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. We typically maintain a variable level of cash in the BTM kiosks at all times. Cash in BTM kiosks as of June 30, 2025 was approximately 34.4% of average monthly revenues for the trailing twelve months ended June 30, 2025.

Corporate Information

Lux Vending, LLC, then d/b/a Bitcoin Depot (“Legacy Bitcoin Depot”) was formed on June 7, 2016. We were originally formed on October 14, 2021, as GSR II Meteora Acquisition Corp. (“GSRM”), a special purpose acquisition company. On June 30, 2023, pursuant to a transaction with GSRM, Legacy Bitcoin Depot merged with and into GSRM (the “Business Combination”). In connection with the closing of the Business Combination, GSRM was renamed Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus supplement. The website address is included as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation. If we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Recent Developments

Preliminary Financial Results for the Quarter Ended September 30, 2025

The Company expects revenue for the third quarter of 2025 to be approximately $160 million, representing an 18% increase compared to the $135.3 million reported in the third quarter of 2024. The Company also expects to report an approximate 50% increase in adjusted EBITDA compared to $9.2 million in the third quarter of 2024. This growth was driven by, among other things, the ongoing consumer adoption of cryptocurrency which led to kiosk performance exceeding expectations, as well as the strength of our BTM network and disciplined execution.

The financial results included in this prospectus supplement for the third quarter ended September 30, 2025, are preliminary, have not been reviewed or audited, are based upon the Company’s estimates, and were prepared prior to the completion of the Company’s financial statement close process. The preliminary financial results should not be viewed as a substitute for the Company’s full third quarter results and do not present all information necessary for an understanding of the Company’s financial performance. Accordingly, undue reliance should not be placed on this preliminary data. Such actual financial results will not be available until after this offering is completed.

THE OFFERING

Issuer	Bitcoin Depot Inc.

Securities offered by us	4,285,716 shares of Class A common stock. See “Description of Class A Common Stock” on page 8 of the accompanying prospectus for a description of the material terms of the Class A common stock.

Offering price per Share	$3.50 per Share

Class A common stock to be outstanding after this offering	32,847,843 shares

Use of proceeds	We estimate the net proceeds to us from this offering will be approximately $13.8 million after deducting estimated offering expenses payable by us. We currently intend to use the net proceeds from the sale of the shares of Class A common stock offered by this prospectus supplement for general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to invest in shares of our Class A common stock.

Nasdaq Capital Market symbol	“BTM.”

The number of shares of common stock to be outstanding after this offering is based on 28,562,127 shares of our Class A common stock issued and outstanding as of October 6, 2025, and excludes:

•	39,499,864 shares of the Class A common stock issuable upon conversion of the Company’s Class M common stock;

•	12,223,750 shares of Class A common stock issuable upon exercise of outstanding private placement warrants, at an exercise price of $11.50 per share;

•	31,625,000 shares of Class A common stock issuable upon exercise of outstanding public warrants, at an exercise of $11.50 per share; and

•

6,029,445 shares of Class A common stock issuable upon settlement of the restricted stock units reserved for issuance under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan, including 4,836,122 awarded shares that are currently outstanding (including performance RSUs at target and time-based RSUs).

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Prior to making a decision about investing in our Class A common stock, you should carefully consider the risk factors described below and in the accompanying prospectus and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, as amended, and in our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, together with all of the other information contained in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We intend to use the net proceeds from the sale of the shares of Class A common stock offered hereby for general corporate purposes. Our management will have broad discretion over the use of the net proceeds from the sale of shares of Class A common stock offered hereby. Accordingly, investors in this offering have only limited information concerning our management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Class A common stock to decline.

If you purchase shares of our Class A common stock sold in this offering, you may experience immediate and substantial dilution in the net tangible book value of your shares and may experience additional dilution in the future.

The price per share of our Class A common stock being offered may be higher than the net tangible book value per share of our outstanding Class A common stock prior to this offering. Based on an aggregate of 4,285,716 shares of our Class A common stock sold at a price of $3.50 per share for aggregate gross proceeds of approximately $15,000,006, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering will incur immediate dilution of $3.07 per share (based on the estimated net tangible book value per share of our Class A common stock as of September 30, 2025, as adjusted for this offering). The financial results as of and for the quarter ended September 30, 2025 are preliminary. See “Prospectus Supplement Summary—Recent Developments—Preliminary Financial Results for the Quarter Ended September 30, 2025” for a discussion of certain risks and uncertainties that may impact the preliminary results for the quarter ended September 30, 2025.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share paid by investors in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our stock price can be volatile, which increases the risk of litigation, and may result in a significant decline in the value of your investment.

The trading price of our Class A common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control. These factors include:

•	legislative or regulatory changes;

•	judicial pronouncements interpreting laws and regulations;

•	changes in government programs;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	extreme volatility of trading prices of Bitcoin;

•	changes in accounting principles;

•	litigation;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant shareholders; and

•	our ability to obtain additional financing.

In addition, equity markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our Class A common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources, which could seriously harm our business.

We do not intend to pay dividends on our Class A common stock, so your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our common stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to stockholders will therefore be limited to the appreciation in the value of their stock, if any.

Brandon Mintz will continue to control a voting majority of our common stock following the offering.

Brandon Mintz, the President and Chief Executive Officer of the Company, together with his affiliated entities, beneficially owns approximately 58.0% of the issued and outstanding shares of common stock of Bitcoin Depot (in the form of 39,499,864 shares of Class M common stock held by Mr. Mintz and such affiliated entities, which represents approximately 93.3% of the voting power in Bitcoin Depot as the Class M common stock carry ten votes per share). Accordingly, Mr. Mintz is able to control or significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, and the consummation of this offering will not impact Mr. Mintz’s ability to exercise such control and significant influence over us. The interests of Mr. Mintz may not always coincide with the interests of other stockholders, and Mr. Mintz may take actions that advance his own interests and are contrary to the desires of our other stockholders. Moreover, this concentration of voting power may delay, prevent or deter a change in control of us even when such a change may be in the best interests of all stockholders, could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of Bitcoin Depot or our assets, and might affect the prevailing market price of our Class A common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 4,285,716 shares of Class A common stock that we are offering will be approximately $13.8 million, after deducting the estimated placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on the Class A common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors deems relevant.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter agreement dated October 3, 2025, we have engaged H.C. Wainwright & Co., LLC, referred to herein as Wainwright or the placement agent, to act as our exclusive placement agent in connection with this offering. Under the terms of the engagement letter, Wainwright is not purchasing the shares of Class A common stock offered by us in this offering, and is not required to sell any specific number or dollar amount of Class A common stock, but will assist us in this offering on a reasonable best efforts basis. The terms of this offering were subject to market conditions and negotiations between us, Wainwright and prospective investors. Wainwright will have no authority to bind us by virtue of the engagement letter. Wainwright may engage sub-agents or selected dealers to assist with this offering. We may not sell the entire amount of our shares of Class A common stock offered pursuant to this prospectus supplement.

The placement agent proposes to arrange for the sale of the Class A common stock we are offering pursuant to this prospectus supplement and accompanying prospectus to one or more institutional or accredited investors through securities purchase agreement directly between the purchasers and us. We will only sell to such investors who have entered into the securities purchase agreement with us.

Delivery of the shares of Class A common stock offered hereby is expected to take place on or about October 8, 2025, subject to satisfaction of customary closing conditions.

Fees and Expenses

We have agreed to pay the placement agent a cash fee equal to 6.0% of the aggregate gross proceeds. The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of our Class A common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the Class A common stock offered hereby.

	Per Share	Total
Public offering price	$3.50	$15,000,006.00
Placement agent fees	$0.21	$900,000.36
Proceeds, before expenses, to us	$3.29	$14,100,005.64

We have also agreed to pay the placement agent up to $75,000 for fees and expenses of legal counsel and other out-of-pocket expenses plus clearing fees that will not exceed $15,950. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees and expenses, will be approximately $200,000.

The securities purchase agreement that we entered into with the investors prohibits, subject to certain limited exceptions, us: (i) for thirty (30) days following the closing date from issuing any shares of Class A common stock or Common Stock Equivalents (as defined in the securities purchase agreement) or filing any registration statement (other than a Form S-8), and (ii) for six (6) months following the closing date from issuing any shares of Class A common stock or Common Stock Equivalents in a Variable Rate Transaction (as defined in the securities purchase agreement), subject to an exception for an at the market offering after thirty (30) days following the closing date. In addition, each of our officers and directors have agreed to be subject to a lock-up period of thirty (30) days following the date of closing subject to certain limited exceptions.

In the event that any investor whom the placement agent had brought over the wall in connection an offering during the term of its engagement or introduced to the Company during the term of our engagement of the placement agent provides any capital to us, in a public or private offering or other financing or capital-raising transaction of any kind, within the 12 months following the expiration of termination of the engagement of the placement agent, we shall pay the placement agent the cash compensation provided above, calculated in the same manner.

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under its engagement letter, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our Class A common stock offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Relationships

Wainwright is the sales agent under our “at the market,” or ATM, equity offering program for the issuance and sale, from time to time, of our Class A common stock having an aggregate gross sales price of up to $50,000,000.

From time to time, the placement agent or its affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Transfer Agent

The Transfer Agent and Registrar for the Class A common stock is Continental Stock Transfer & Trust Company.

Listing

The Class A common stock trades on the Nasdaq Capital Market under the ticker symbol “BTM.”

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Ellenoff Grossman  & Schole LLP, New York, New York is counsel to the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2024, and for the year then ended, have been incorporated by reference herein in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2023, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 which we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Class A common stock we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. You can also obtain copies of materials we file with the SEC from our Internet website found at www.bitcoindepot.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus except for any information that is superseded by other information that is included in this prospectus supplement or the accompanying base prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act (other than Current Reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 24, 2025, as amended on April 10, 2025;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 filed with the SEC on May 15, 2025 and August 12, 2025, as amended on September 2, 2025, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on March 17, 2025, March  24, 2025, April  10, 2025, May  15, 2025 (only the report filed under Item 8.01 on such date), May  30, 2025, June  23, 2025, August  26, 2025, September  2, 2025 and September 3, 2025; and

•

The description of our Class A common stock included in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December  31, 2023, filed with the SEC on April 15, 2024 and any amendment or report filed for the purpose of further updating such description.

We also incorporate by reference into this prospectus supplement all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement but prior to the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus supplement.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement, other than exhibits to such documents. Direct your request to: Corporate Secretary, Bitcoin Depot Inc., 3343 Peachtree Road NE, 30326 or (678) 435-9604.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-288208

PROSPECTUS

$100,000,000

Class A Common Stock

Preferred Stock

Warrants

Units

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our Class A common stock;

•	shares of our preferred stock;

•	warrants; and

•	units consisting of any combination of our Class A common stock, preferred stock and/or warrants.

We may offer these securities in amounts, at prices, and on terms determined at the time of offering, up to an aggregate amount of $100,000,000. We may sell these securities directly to you through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement. See “Plan of Distribution.” You should read this prospectus and any applicable prospectus supplement carefully before you invest.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully, together with additional information described under the heading “Where You Can Find More Information,” before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our Class A common stock is traded on the Nasdaq Capital Market under the symbol “BTM.” On June 19, 2025, the per share closing price of our Class A common stock as reported on the Nasdaq Capital Market was $5.63 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 1, 2025.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “Bitcoin Depot,” the “Company,” “we,” “us” and “our” refer to Bitcoin Depot Inc.

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (“SEC”). By using a shelf registration statement, we may sell our securities, as described in this prospectus, from time to time in one or more offerings. This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of such offering. The prospectus supplement and/or any issuer free writing prospectus may also add, update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. None of the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Intellectual Property

“Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear with the ® or ™ symbols.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and/or incorporated by reference herein. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC incorporated by reference into this prospectus.

Our Business

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the MassesTM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and BDCheckout products, as supported by our feature-rich mobile app, enables not only these users, but also the broader public, to access the digital financial system. Our mobile app includes a buy online feature that connects consumers to a third-party service, Simplex powered by Nuvei, that allows consumers to buy Bitcoin without going to a kiosk or using BDCheckout.

Our BTMs offer one-way exchange of cash-to-Bitcoin. We also operate a leading BTM device and transaction processing system, BitAccess, which provides software and operational capabilities to third-party BTM operators, which generates software revenue for the Company.

As of March 31, 2025, our offerings included approximately 8,483 BTMs in retail locations throughout the U.S., Canada and Australia, our BDCheckout product, which is accepted at approximately 10,926 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of March 31, 2025 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 5,000 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of March 31, 2025, we have installed our BTMs in approximately 900 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues, $164.2 and $138.5 million for the three months ended March 31, 2025 and 2024, respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue during the trailing twelve months ended March 31, 2025 declined by 9.7% compared to the same period ended March 31, 2024, while the market price of Bitcoin increased by 15.7% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

Summary Risk Factors

Our business is subject to risks of which you should be aware before making an investment decision. You should carefully consider the risk factors described under the heading “Risk Factors,” and in the other reports and documents that we have filed with the SEC.

Corporate Information

Lux Vending, LLC, then d/b/a Bitcoin Depot (“Legacy Bitcoin Depot”) was formed on June 7, 2016. We were originally formed on October 14, 2021, as GSR II Meteora Acquisition Corp. (“GSRM”), a special purpose acquisition company. On June 30, 2023, pursuant to a transaction with GSRM, Legacy Bitcoin Depot merged with and into GSRM (the “Business Combination”). In connection with the closing of the Business Combination, GSRM was renamed Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The website address is included as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation. If we are a smaller reporting company with less than $100 million in annual revenue, we would not be required obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

•	estimates and forecasts of financial and performance metrics and expectations related to realizing the potential benefits of the Business Combination;

•	failure to realize the expected benefits of the Business Combination;

•	the ability to maintain the listing of the Class A common stock and the warrants on Nasdaq;

•	the Company’s ability to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in the future;

•	the liquidity and trading of the Class A common stock and the warrants;

•	members of the Company’s management team allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;

•	the Company’s future financial performance;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the Company’s ability to identify organic and inorganic growth opportunities and the ability to manage future growth;

•	the Company’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on the Company’s business;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and

•	the development, effects and enforcement of laws and regulations.

Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors. We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. Unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DESCRIPTION OF SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK

Capital Stock

Authorized and Outstanding Capital Stock

The second amended and restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of 2,272,250,000 shares of capital stock, comprised of 800,000,000 shares of Class A common stock (each of which is entitled to one vote per share), 20,000,000 shares of Class B common stock (each of which is entitled to one vote per share), 2,250,000 total shares of Class E common stock, consisting of three series (none of which is entitled to a vote): 750,000 shares of Class E-1 common stock, 750,000 shares of Class E-2 common stock and 750,000 shares of Class E-3 common stock, 300,000,000 shares of Class M common stock (each of which is entitled to ten votes per share), 800,000,000 shares of Class O common stock (each of which is entitled to one vote per share), 300,000,000 shares of Class V common stock (each of which is entitled to ten votes per share), and 50,000,000 shares of preferred stock (none of which is entitled to a vote).

There are currently 22,555,710 shares of Class A common stock issued and outstanding held of record by approximately 36 holders and 41,193,024 shares of Class M common stock outstanding held of record by the Chief Executive Officer of the Company and his affiliated entities. Any transfer of the Class M common stock, subject to limited exception, will result in a conversion of the Class M common stock into Class A common stock at the time of transfer. Upon the occurrence of certain trigger events, each of the then-outstanding shares of Class M common stock will automatically be converted into shares of Class A common stock including transfers or sales to non-affiliates. There are currently 43,848,750 shares of Class A common stock underlying the outstanding warrants, which were held of record by 24 holders. There are no shares of Class B common stock, Class E common stock, Class O common stock or Series A preferred stock outstanding as of the date of this prospectus.

Common Stock

Voting

Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of the Second Amended and Restated Charter:

•	Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder.

•	Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder.

•	Each holder of Class E common stock has no voting rights with respect to each share of Class E common stock held of record by such holder.

•	Each holder of Class M common stock is entitled to ten votes for each share of Class M common stock held of record by such holder.

•	Each holder of Class O common stock is entitled to one vote for each share of Class O common stock held of record by such holder.

•	Each holder of Class V common stock is entitled to ten votes for each share of Class V common stock held of record by such holder.

The Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock are collectively referred to as the “Voting common stock.”

Except as otherwise required by the Second Amended and Restated Charter, holders of Voting common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the Second Amended and Restated Charter, the holders of the outstanding shares of Voting common stock are entitled to vote separately as a class upon any amendment to the Second Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class M common stock with respect to our payment of dividends in cash, stock, or property, such dividends may be declared and paid on the Class A common stock and Class M common stock out of our assets at such times and in such amounts as our board of directors shall determine in its sole discretion.

Pursuant to the terms of the Company’s Certificate of Designation, holders of Series A preferred stock participate fully with respect to all distributions and dividends made to the holders of the Class A common stock as if such shares of Series A preferred stock were converted to shares of Class A common stock in accordance with the terms of the Certificate of Designation immediately prior to the applicable record date for such Class A common stock dividend or distribution.

Dividends shall not be declared or paid on shares of Class B common stock, Class E common stock, Class O common stock or Class V common stock.

Liquidation or Dissolution

Upon the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class M common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock, Class E common stock, Class O common stock and/or shares of Class V common stock, as such, shall not be entitled to receive any of our assets in the event of any such liquidation, dissolution or winding up its affairs.

Other Provisions

No holder of common stock has any preemptive or other similar subscription rights.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of our board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

In connection with the closing of the Business Combination, we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware establishing the Series A preferred stock issued pursuant to the PIPE Agreement. Each share of Series A preferred stock (i) ranks senior to the all classes of Common Stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections. As of March 31, 2025, all outstanding shares of Series A preferred stock have been converted to Class A common stock at the election of the Series A preferred stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock and/or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the shares of common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

As of March 31, 2025, there were 43,848,750 warrants issued and outstanding, including 31,625,000 public warrants and 12,223,750 private placement warrants. These warrants entitle the holder to purchase one share of Class A common stock at a purchase price of $11.50 and expire on June 30, 2033. Warrants that we issue in the future may, but will not necessarily, be issued on the same terms as our existing issued and outstanding warrants.

DESCRIPTION OF UNITS

We may issue, in one or more series, units comprised of shares of our Class A common stock and/or preferred stock, warrants to purchase Class A common stock and/or preferred stock or any combination of those securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described herein; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our Class A common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our Class A common stock and/or warrants.

PLAN OF DISTRIBUTION

We may sell the securities covered in this prospectus in one or more of the following ways:

•	through underwriters or dealers;

•	in short or long transactions;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents, including via an at-the-market program; or

•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of any securities underwritten or purchased by each of them; and

•	the purchase price of the securities being offered and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of securities. Only underwriters named in the applicable prospectus supplement shall be underwriters of the securities offered thereby.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified applicable date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

At-the-Market Offerings

Upon written instruction from us, after entering into a distribution agency agreement with us, a sales agent may use its commercially reasonable efforts to sell on our behalf, as our agent, the shares of Class A common stock offered as agreed upon by us and the sales agent. We will designate the maximum amount of shares of Class A common stock to be sold through the sales agent, on a daily basis or otherwise as we and the sales agent agree. Subject to the terms and conditions of the applicable distribution agency agreement, the sales agent will use its commercially reasonable efforts to sell, as our sales agent and on our behalf, all of the designated shares of Class A common stock. We may instruct the sales agent not to sell shares of Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of shares of Class A common stock under any distribution agency agreement by notifying the sales agent. Likewise, the sales agent may suspend the offering of shares of Class A common stock under the applicable distribution agency agreement by notifying us of such suspension.

We also may sell shares to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares to the sales agent as principal, we will enter into a separate agreement setting forth the terms of such transaction or such sales may be provided for in the distribution agreement described above.

It is contemplated that the distribution agreements entered into with sales agents will allow such sales agents to make sales in privately negotiated transactions and/or under any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on The Nasdaq Capital Market, the existing trading market for our Class A common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our Class A common stock, the amounts underwritten, and the nature of its obligations to take our Class A common stock will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Milbank LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offerings.

EXPERTS

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2024 have been incorporated by reference herein in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2023, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file reports with the SEC on an annual basis using Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.bitcoindepot.com. Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “BTM”. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus and any supplements to this prospectus. The information incorporated by reference is considered to be part of this prospectus and any supplements to this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below; provided, however, that we are not, unless specifically indicated, incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, whether listed below or filed in the future, or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

a)	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 24, 2025 (the “2024 Form 10-K”);

b)	our Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025;

c)	our Current Reports on Form 8-K filed with the SEC on March 17, 2025, March 24, 2025, April 10, 2025, May 15, 2025 (only the report filed under Item 8.01 of such date) and May 30, 2025; and

d)

the description of our common stock and public warrants included in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 15, 2024, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to and after the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will furnish without charge to any person (including any beneficial owner) a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your request to: Corporate Secretary, Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326 or (678) 435-9604.

Bitcoin Depot Inc.

4,285,716 Shares of Class A Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

October 6, 2025